UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
January 11, 2011
Date of Report (Date of earliest event reported)
IMMUNOTECH LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-57514	95-4834274

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

116 West Stocker Street, Glendale, California	91202

(Address of principal executive offices)	(Zip Code)
(818) 409-9091
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

DESCRIPTION OF SECURITIES AS REPORTED PREVIOUSLY

1. Common Stock

The Company is authorized to issue 150,000,000 shares of Common Stock (the “Common Stock”) of Par Value of one cent ($0.001).  As of the date of this Private Offering Memorandum the Company had 60,555,688 shares issued and outstanding.  Holders of Common Stock are each entitled to cast one vote for each Share held of record on all matters presented to shareholders.  Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of the Company’s assets after payment of liabilities.  The Board of Directors in not obligated to declare a dividend and it is not anticipated that dividends will be paid until the Company is profitable.

Holders of Common Stock do not have pre-emptive rights to subscribe to additional shares if issued by the Company.  There are no conversion, redemptions, sinking fund or similar provisions regarding the Common Stock.  All of the outstanding Shares of Common Stock are fully paid and non-assessable and all of the Shares of Common Stock offered thereby will be, upon issuance, fully paid and non-assessable.

Holders of Shares of Common Stock will have full rights to vote on all matters brought before shareholders for their approval, subject to preferential rights of holders of any series of Preferred Stock.  Holders of the Common Stock will be entitled to receive dividends, if and as declared by the Board of Directors, out of funds legally available, and share pro rata in any distributions to holders of Common Stock upon liquidation. The holders of Common Stock will have no conversion, pre-emptive or other subscription rights.  The Shares of Common Stock outstanding at the Closing will be validly issued, fully paid and non-assessable.  No warrants have been issued by the Company to any individual or entity.  No Stock Options have been granted.

2. Preferred Stock

The Company is authorized to issue 50,000,000 shares of Preferred Stock “A” (the “Preferred Stock”) of Par Value of one cent ($0.001).  As of the date of this Private Offering Memorandum the Company had 6,000,000 shares of Preferred Stock issued and outstanding.  The Company’s Articles of Incorporation may be amended to provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Nevada statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established.  The Company anticipates that the Board of Directors may authorize the issuance of Preferred Stock, without shareholder approval, in order to defend against any attempted takeover of the Company. The issuance of Preferred Stock may have an effect of delaying or preventing a change in control of the Company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock.  In certain circumstances, the issuance of Preferred Stock could depress the market price of the Common Stock.  The Board of Directors effects a designation of each series of Preferred Stock by filing an Amended Article of Incorporation with the Nevada Secretary of State, defining the rights and preferences of each such series.  Documents so filed are matters of public record, and may be examined in accordance with procedures of the Nevada Secretary of State, otherwise copies thereof my be obtained from the Company upon request.

3. Voting Rights

Holders of the Company's Common Stock are entitled to one vote per Share for each Common Share held of record by Company shareholders.

4. Dividend Policy

The Company does not currently intend to declare or pay any dividends on its Common Stock, except to the extent that such payment is consistent with the Company's overall financial condition and plans for growth.  For the foreseeable future, the Company intends to retain excess future earnings, if any, to support development and growth of its business.  Any future determination to declare and pay dividends will be at the discretion of the Company's Board of Directors and will be dependent on the Company's financial condition, results of operations, cash requirements, plans for expansion, legal limitations, contractual restrictions and other factors deemed relevant by the Board of Directors.

DESCRIPTION OF PROPOSED SECURITIES STRUCTURE

On January 11, 2011 the company announced its intention to increase its authorized number of Common Stock (the “Common Stock”) of Par Value of one cent ($0.001) to 300,000,000 shares. The Company as previously reported  had 60,555,688 shares issued and outstanding. Pending operational activities for ongoing research and pre-clinical studies, the company has issued an additional 45,500,000 shares for a total of issued and outstanding shares of 105,555,688 shares.

The company is continuing its efforts to bring all regulatory required filings current.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOTECH LABORATORIES, INC.
Date: January 12, 2011	By:	/s/ Ara Ghanime
Ara Ghanime
President